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                                                                    EXHIBIT 4.18



                            EXCHANGE RIGHTS AGREEMENT

         THIS AGREEMENT made as of the 19th day of December, 2001

BETWEEN:

                  WEATHERFORD INTERNATIONAL, INC., a corporation existing under the laws of the State of Delaware (hereinafter referred to as "WII")

                  and

                  WEATHERFORD CANADA LTD., a corporation existing under the laws of the Province of Alberta (hereinafter referred to as "WCL")

                  and

                  WEATHERFORD ER ACQUIRECO INC., a corporation existing under the laws of Alberta (hereinafter referred to as the "CORPORATION")

                  and

                  JAMIE E. BILUK, of the City of Red Deer, in the Province of Alberta (hereinafter referred to as "JAMIE")

                  and

                  N. SCOTT A. BILUK, of the City of Red Deer, in the Province of Alberta (hereinafter referred to as "SCOTT")

                  and

                  A. LYNN BILUK, of the City of Red Deer, in the Province of Alberta (hereinafter referred to as "LYNN")

                  and

                  TRACEY L. BILUK, of the City of Red Deer, in the Province of Alberta (hereinafter referred to as "TRACEY")

         WHEREAS pursuant to a Share Purchase Agreement dated as of December 19, 2001, (such agreement as it may be amended or restated is hereinafter referred to as the "SHARE PURCHASE AGREEMENT") by and among the Corporation and Jamie, Scott, Lynn and Tracey (Jamie, Scott, Lynn and Tracey are each individually referred to as "Shareholder" and collectively referred to as the "SHAREHOLDERS"), the Corporation has agreed to pay U.S.$13,750,000 (less certain deductions) and has agreed to issue

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1,375,000 Exchangeable Shares of the Corporation (the "Exchangeable Shares") to
the Shareholders in exchange for all the issued and outstanding shares of ER Amalco Inc. and EP Amalco Inc.;

         AND WHEREAS the Articles of the Corporation set forth the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares (the "EXCHANGEABLE SHARE PROVISIONS");

         AND WHEREAS certain parties have agreed to grant to other parties rights to acquire or to sell outstanding Exchangeable Shares.

         NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS.

         In this Agreement, the following terms shall have the following meanings:

"AGREEMENT" means this Exchange Rights Agreement, as the same may be amended, supplemented or restated.

"APPLICABLE LAWS" has the meaning ascribed thereto in Section 2.6 of the Support Agreement.

"AUTOMATIC EXCHANGE RIGHTS" means the benefit of the obligation of WCL to effect the automatic exchange of WII Common Stock for Exchangeable Shares and any other consideration provided for in Section 4.3 hereof.

"AUTOMATIC REDEMPTION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"BOARD OF DIRECTORS" means the Board of Directors of the Corporation or the shareholders of the Corporation to the extent the shareholders exercise the powers of the Board of Directors pursuant to a Unanimous Shareholder Agreement.

"BUSINESS DAY" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"EXCHANGE PUT DATE" has the meaning ascribed thereto in Section 3.2 hereof.

"EXCHANGE PUT RIGHT" has the meaning ascribed thereto in Section 3.1 hereof.

"EXCHANGE RIGHT" has the meaning ascribed thereto in Section 2.1 hereof.




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"EXCHANGEABLE SHARE CONSIDERATION" has the meaning ascribed thereto in the
Exchangeable Share Provisions.

"EXCHANGEABLE SHARE PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"EXCHANGEABLE SHARE PROVISIONS" has the meaning ascribed thereto in the recitals hereto.

"EXCHANGEABLE SHARES" has the meaning set out in the recitals hereto.

"HOLDERS" means the registered holders from time to time of Exchangeable Shares, other than WII, WCL and any other Subsidiary of WII.

"INSOLVENCY EVENT" means the institution by the Corporation of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up, or the consent of the Corporation to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies' Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by the Corporation to contest in good faith any such proceedings commenced in respect of the Corporation within thirty (30) days of becoming aware thereof, or the consent by the Corporation to the filing of any such petition or to the appointment of a receiver, or the making by the Corporation of a general assignment for the benefit of creditors, or the admission in writing by the Corporation of its inability to pay its debts generally as they become due, or the Corporation not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Exchangeable Shares in accordance with the terms thereof or to redeem any other exchangeable shares of the Corporation in accordance with the terms thereof,

"LIQUIDATION AMOUNT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in Section 5.1 hereof.

"LIQUIDATION CALL PURCHASE PRICE" has the meaning ascribed thereto in Section
5.1 hereof.

"LIQUIDATION DATE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"LIQUIDATION EVENT" has the meaning ascribed thereto in Section 4.2 hereof,

"LIQUIDATION EVENT EFFECTIVE TIME" has the meaning ascribed thereto in Section
4.3 hereof.



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"OFFICER'S CERTIFICATE" means, with respect to the Corporation or WCL, as the case may be, a certificate signed by any one of the directors or officers of the Corporation or of WCL, as the case may be.

"PERSON" includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

"REDEMPTION CALL PURCHASE PRICE" has the meaning ascribed thereto in Section 6.1 hereof.

"REDEMPTION CALL RIGHT" has the meaning ascribed thereto in Section 6.1 hereof.

"REDEMPTION PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"REGISTRATION RIGHTS AGREEMENT" has the meaning ascribed thereto in Section 2.6 of the Support Agreement.

"RETRACTED SHARES" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"RETRACTION REQUEST" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"SHARE PURCHASE AGREEMENT" has the meaning ascribed thereto in the recitals hereto.

"SHAREHOLDER" and "SHAREHOLDERS" have the meanings ascribed thereto in the recitals hereto.

"SUBSIDIARY" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"SUPPORT AGREEMENT" means that certain support agreement made as of even date hereof between the Corporation, WCL and WII as amended, supplemented or restated.

"TRADES" has the meaning ascribed thereto in Section 11.13 hereof.

"TRANSACTION DOCUMENTS" has the meaning ascribed thereto in Section 11.13 hereof.

"WII COMMON STOCK" means the shares of common stock in the capital of WII, with a par value of U.S.$1.00, having voting rights of one vote per share, and any other securities into which such shares may be changed.

"WII SUCCESSOR" has the meaning ascribed thereto in Section 9.1(a) hereof.



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1.2      INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

         The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3      NUMBER, GENDER, ETC.

         Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4      DATE FOR ANY ACTION.

         If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

                                   ARTICLE 2
                                 EXCHANGE RIGHT

2.1      GRANT OF THE EXCHANGE RIGHT.

         The Holders shall have the right (the "EXCHANGE RIGHT"), upon the occurrence and during the continuance of an Insolvency Event, to require WCL to purchase from each or any Holder all or any part of the Exchangeable Shares held by the Holder, all in accordance with the provisions of this Agreement. WCL hereby acknowledges receipt from the Shareholders of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right to the Shareholders.

2.2      PURCHASE PRICE.

         The purchase price payable by WCL for each Exchangeable Share to be purchased by WCL under the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, WCL will provide to the Holders an Officer's Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by WCL delivering or causing to be delivered to the Holders, the Exchangeable Share Consideration representing the total Exchangeable Share Price.


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2.3      EXERCISE INSTRUCTIONS.

         Subject to the terms and conditions herein set forth, a Holder shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of the Corporation. To cause the exercise of the Exchange Right by the Holder, the Holder shall deliver to WCL, in person or by registered mail, at its principal office in Nisku, Alberta, the certificates representing the Exchangeable Shares which such Holder desires WCL to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta), other applicable laws, if any, and the by-laws of the Corporation and such additional documents and instruments as the Corporation may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Holder thereby exercises the Exchange Right so as to require WCL to purchase from the Holder the number of Exchangeable Shares specified therein, (ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by WCL free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing WII Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom the Exchangeable Share Consideration should be delivered and (b) payment (or evidence satisfactory to the Corporation and WCL of payment) of the taxes (if any) payable as contemplated by Section 11.10 hereof. If only a part of the Exchangeable Shares represented by any certificate or certificates are to be purchased by WCL under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of the Corporation.

2.4      DELIVERY OF EXCHANGEABLE SHARE CONSIDERATION; EFFECT OF EXERCISE.

         Promptly after receipt of the certificates representing the Exchangeable Shares which the Holder desires WCL to purchase under the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right), duly endorsed for transfer to WCL, WCL shall notify the Corporation of its receipt of the same, which notice to the Corporation shall constitute exercise of the Exchange Right by the Holder of such Exchangeable Shares, and WCL shall immediately thereafter deliver or cause to be delivered to the Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Holder), the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Holder requesting the same shall have paid or provided evidence satisfactory to the Corporation and WCL of the payment of the taxes (if any) payable as contemplated by Section 11.10 hereof. Immediately upon the giving of notice by the Holder to WCL and the Corporation of the exercise of the Exchange Right, as provided in this Section 2.4, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Holder of such Exchangeable Shares shall be deemed to have transferred to WCL all of its right, title and interest in and


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to such Exchangeable Shares and shall cease to be a Holder of such Exchangeable
Shares and shall not be entitled to exercise any of the rights of a Holder in respect thereof, other than the right to receive its proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by WCL to the Holder, for delivery to such Holder (or to such other persons, if any, properly designated by such Holder), within five (5) Business Days of the date of the giving of such notice by the Holder, in which case the rights of the Holder shall remain unaffected until such Exchangeable Share Consideration is delivered by WCL and any cheque included therein is paid. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the holder of the WII Common Stock deliverable or delivered to it pursuant to the Exchange Right.

2.5      EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION.

         In the event that a Holder has exercised its right under Article 6 of the Exchangeable Share Provisions to require the Corporation to redeem all or any Retracted Shares and is notified by the Corporation pursuant to Section 6(f) of the Exchangeable Share Provisions that the Corporation will not be permitted as a result of liquidity or solvency requirements of applicable law to redeem all such Retracted Shares, and provided that WCL shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Holder has not revoked the retraction request delivered by the Holder to the Corporation pursuant to Section 6(a) of the Exchangeable Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the Holder to WCL of exercise of the Exchange Right with respect to those Retracted Shares which the Corporation is unable to redeem. In any such event, the Corporation hereby agrees with WCL and the Holders to immediately notify WCL of such prohibition against the Corporation redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to WCL all relevant materials delivered by the Holders to the Corporation (including without limitation a copy of the Retraction Request delivered pursuant to Section 6(a) of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and WCL will thereupon exercise the Exchange Right with respect to the Retracted Shares that the Corporation is not permitted to redeem and WCL will purchase such shares in accordance with the provisions of this Article 2.

2.6      NOTICE OF INSOLVENCY EVENT.

         Forthwith following the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, the Corporation and WCL shall give written notice thereof to the Holders, which notice shall contain a brief statement of the right of the Holders with respect to the Exchange Right.

2.7      WII COMMON STOCK.

         WII and WCL hereby represent, warrant and covenant that the WII Common Stock deliverable as described herein will be duly authorized and validly issued as fully


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paid and non-assessable and shall be free and clear of any lien, claim or encumbrance subject to and conditional upon compliance with applicable securities laws.

                                   ARTICLE 3
                               EXCHANGE PUT RIGHT

3.1      GRANT OF THE EXCHANGE PUT RIGHT.

         Upon and subject to the terms and conditions contained herein, a Holder shall have the right (the "EXCHANGE PUT RIGHT") at any time to require WCL to purchase all or any part of the Exchangeable Shares of the Holder.

3.2      EXERCISE OF THE EXCHANGE PUT RIGHT.

         The Exchange Put Right provided in Section 3.1 hereof may be exercised at any time by notice in writing in the form of Schedule A annexed hereto given by the Holder to and received by WCL (the date of such receipt, the "EXCHANGE PUT DATE") and accompanied by presentation and surrender of the certificates representing such Exchangeable Shares, together with such documents and instruments as may be required to effect a transfer of the Exchangeable Shares under the applicable law and the by-laws of the Corporation and such additional documents and instruments as WCL may reasonably require, at the principal office in Nisku, Alberta of WCL, or at such other office or offices as WCL may determine from time to time. Such notice shall stipulate the number of Exchangeable Shares in respect of which the Exchange Put Right is exercised (which may not exceed the numbers of shares represented by certificates surrendered to WCL), shall be irrevocable unless the exchange is not completed in accordance herewith and shall constitute the Holder's authorization to WCL (and such other persons aforesaid) to effect the exchange on behalf of the Holder.

3.3      COMPLETION OF PURCHASE AND SALE.

         The completion of the sale and purchase referred to in Section 3.2 hereof shall be required to occur, and WCL shall be required to take all actions on its part necessary to permit it to occur, not later than the close of business on the tenth (10th) Business Day following the Exchange Put Date. If only a part of the Exchangeable Shares represented by any certificate are to be sold and purchased pursuant to the exercise of the Exchange Put Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the Holder at the expense of the Corporation.

3.4      REPRESENTATION, WARRANTY AND COVENANT OF SHAREHOLDER.

         The surrender by the Holder of Exchangeable Shares under Section 3.2 hereof shall constitute the representation, warranty and covenant of the Holder to WCL that the Exchangeable Shares are sold to WCL free and clear of any lien, encumbrance, security interest or adverse claim or interest.


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3.5      PURCHASE PRICE.

         The purchase price payable by WCL for each Exchangeable Share to be purchased by WCL under the Exchange Put Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Put Right. In connection with each exercise of the Exchange Put Right, WCL will provide to the Holder an Officer's Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by WCL delivering or causing to be delivered to the Holder the Exchangeable Share Consideration representing the total Exchangeable Share Price.

3.6      WII COMMON STOCK.

         WII and WCL hereby represent, warrant and covenant that the WII Common Stock deliverable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance subject to and conditional upon compliance with applicable securities laws.

3.7      RIGHTS OF HOLDERS.

         On or after the close of business on the Exchange Put Date, the Holder of the Exchangeable Shares in respect of which the Exchange Put Right is exercised shall not be entitled to exercise any of the rights of a Holder in respect thereof, other than the right to receive the total applicable Exchangeable Share Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Exchangeable Share Consideration shall not be made, in which case the rights of such Holder shall remain unaffected until such payment has been made. On and after the close of business on the Exchange Put Date provided that presentation and surrender of certificates and payment of the Exchangeable Share Consideration has been made in accordance with the foregoing provisions, the Holder of the Exchangeable Shares so purchased by WCL shall thereafter be considered and deemed for all purposes to be the holder of the WII Common Stock deliverable or delivered to it.

                                   ARTICLE 4
                    AUTOMATIC EXCHANGE ON LIQUIDATION OF WII

4.1      NOTICE OF LIQUIDATION, DISSOLUTION OR WINDING-UP OF WII.

         WII will give WCL written notice of any of the following events at the time set forth below:

         (a) in the event of any determination by the board of directors of WII to institute voluntary liquidation, dissolution or winding-up proceedings with respect to WII or to effect any other distribution of assets of WII among its stockholders for the purpose of winding-up its affairs, at least twenty-one



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               (21) days prior to the proposed effective date of such
               liquidation, dissolution, winding-up or other distribution; and

         (b) immediately, upon the earlier of (i) receipt by WII of notice of, and (ii) WII otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of WII or to effect any other distribution of assets of WII among its stockholders for the purpose of winding-up its affairs.

4.2      AUTOMATIC EXCHANGE RIGHT.

         Immediately following receipt by WCL from WII of notice of any event (a "LIQUIDATION EVENT") contemplated by Section 4.1 hereof, WCL will give notice thereof to the Holders. Such notice to be provided by WCL shall include a brief description of the automatic exchange of Exchangeable Shares for WII Common Stock provided for in Section 4.3 hereof (the "AUTOMATIC EXCHANGE RIGHTS").

4.3      EXERCISE OF AUTOMATIC EXCHANGE RIGHTS.

         In order that the Holders will be able to participate on a pro rata basis with the holders of WII Common Stock in the distribution of assets of WII in connection with a Liquidation Event, immediately prior to the effective time (the "LIQUIDATION EVENT EFFECTIVE TIME") of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for WII Common Stock. To effect such automatic exchange WCL shall be deemed to have purchased each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time, and held by the Holders, and each Holder shall be deemed to have sold the Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to the Exchangeable Share Price applicable at such time. In connection with such automatic exchange, WCL will provide to the Holders an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

4.4      DELIVERY OF WII COMMON STOCK.

         The closing of the transaction contemplated by Section 4.3 hereof shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Holder shall be deemed to have transferred to WCL all of the Holder's right, title and interest in the Exchangeable Shares and shall cease to be a Holder of such Exchangeable Shares and WCL shall deliver to the Holder the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Holder ceasing to be a holder of Exchangeable Shares, the Holder shall be considered and deemed for all purposes to be the Holder of the WII Common Stock deliverable or delivered to it pursuant to the automatic exchange of Exchangeable Shares for WII Common Stock and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with WCL pursuant to such automatic exchange shall thereafter be deemed to represent the WII Common Stock


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delivered to the Holder by WCL pursuant to such transaction. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent WII Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as WCL may reasonably require, WCL shall deliver or cause to be delivered to the Holder certificates representing the WII Common Stock of which the Holder is the holder.

                                   ARTICLE 5
                           WCL LIQUIDATION CALL RIGHT

5.1      LIQUIDATION CALL RIGHT.

         WCL shall have the overriding right (the "LIQUIDATION CALL RIGHT"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the Holders on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such Holder on payment by WCL to the Holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "LIQUIDATION CALL PURCHASE PRICE"). In the event of the exercise of the Liquidation Call Right by WCL, each Holder shall be obligated to sell all the Exchangeable Shares held by the Holder to WCL on the Liquidation Date on payment by WCL to the Holder of the Liquidation Call Purchase Price for each such Exchangeable Share.

5.2      NOTIFICATION.

         To exercise the Liquidation Call Right, WCL must notify the Corporation of WCL's intention to exercise such right at least thirty (30) days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of the Corporation and at least five (5) Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of the Corporation. The Corporation will notify the Holders as to whether or not WCL has exercised the Liquidation Call Right forthwith after the expiry of the date by which the same may be exercised by WCL. If WCL exercises the Liquidation Call Right, on the Liquidation Date, WCL will purchase and the Holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

5.3      METHOD OF DISTRIBUTION.

         For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, WCL shall deliver to each Holder, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. In connection with payment of the Liquidation Call Purchase Price, WCL shall be entitled to liquidate some of the WII Common Stock that would otherwise be deliverable to the particular Holder in order to fund any statutory withholding tax obligation. Provided that such Exchangeable Share Consideration has been so delivered to such Holder, on and after the Liquidation Date the rights of each


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Holder of Exchangeable Shares will be limited to receiving such Holder's proportionate part of the total Liquidation Call Purchase Price payable by WCL without interest upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such Holder and the Holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the WII Common Stock delivered to such Holder. Upon surrender to WCL of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta) and the bylaws of the Corporation and such additional documents and instruments or as the Corporation may reasonably require, the Holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and WCL shall deliver to such Holder, the Exchangeable Share Consideration to which the Holder is entitled. If WCL does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the Holders will be entitled to receive in exchange for their Exchangeable Shares the Liquidation Amount otherwise payable by the Corporation in connection with the liquidation, dissolution or winding-up of the Corporation pursuant to Article 5 of the Exchangeable Share Provisions.

                                   ARTICLE 6
                           WCL REDEMPTION CALL RIGHT

6.1      REDEMPTION CALL RIGHT.

         WCL shall have the overriding right (the "REDEMPTION CALL RIGHT"), notwithstanding the proposed redemption of the Exchangeable Shares pursuant to
Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the Holders on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such Holder on payment by WCL to the Holder of the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "REDEMPTION CALL PURCHASE Price"). In the event of the exercise of the Redemption Call Right by WCL, each Holder shall be obligated to sell all the Exchangeable Shares held by the Holder to WCL on the Automatic Redemption Date on payment by WCL to the Holder of the Redemption Call Purchase Price for each such Exchangeable Share.

6.2      NOTIFICATION.

         To exercise the Redemption Call Right, WCL must notify the Corporation of WCL's intention to exercise such right at least forty-five (45) days before the Automatic Redemption Date. The Corporation will notify the Holders as to whether or not WCL has exercised the Redemption Call Right forthwith after the date by which the same may be exercised by WCL. If WCL exercises the Redemption Call Right, on the Automatic Redemption Date WCL will purchase and the Holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.


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6.3      DELIVERY OF REDEMPTION CALL PURCHASE PRICE.

         For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, WCL shall deliver to each Holder, on or before the Automatic Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. In connection with payment of the Redemption Call Purchase Price, WCL shall be entitled to liquidate some of the WII Common Stock that would otherwise be deliverable to the particular Holder in order to fund any statutory withholding tax obligation. Provided WCL has complied with the immediately preceding sentence, on and after the Automatic Redemption Date, the rights of each Holder will be limited to receiving such Holder's proportionate part of the total Redemption Call Purchase Price payable by WCL upon presentation and surrender by the Holder of certificates representing the Exchangeable Shares held by such Holder and the Holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the WII Common Stock delivered to such Holder. Upon surrender of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Alberta) and the bylaws of the Corporation and such additional documents and instruments as the Corporation may reasonably require, the Holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and WCL shall deliver to such Holder, the Exchangeable Share Consideration to which the Holder is entitled. If WCL does not exercise the Redemption Call Right in the manner described above, on the Automatic Redemption Date, the Holders will be entitled to receive in exchange therefor the Redemption Price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

                                   ARTICLE 7
                            WCL RETRACTION CALL RIGHT

7.1      RETRACTION CALL RIGHT.

         WCL shall have the overriding right, notwithstanding the proposed redemption of a Holder's Exchangeable Shares by the Corporation pursuant to
Article 6 of the Exchangeable Share Provisions, to purchase directly from the Holder all but not less than all of the Retracted Shares in accordance with
Section 6(c) of the Exchangeable Share Provisions.

7.2      ACKNOWLEDGEMENT OF RETRACTION CALL RIGHT.

         The Holders acknowledge the overriding Retraction Call Right of WCL to purchase all but not less than all the Retracted Shares directly from the Holder pursuant to Section 6(c) of the Exchangeable Share Provisions.

                                   ARTICLE 8
                               WITHHOLDING RIGHTS

8.1      RIGHT TO WITHHOLD.

         WCL and the Corporation shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any Holder such amounts as WCL or the Corporation is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada) (the "ITA"), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to such Holder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted and withheld from any payment to a Holder exceeds the cash portion of the consideration otherwise payable to the Holder, WCL and the Corporation are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to WCL or the Corporation, as the case may be, to enable it to comply with such deduction and withholding requirement and WCL or the Corporation shall notify the Holder thereof and remit to such Holder any unapplied balance of the net proceeds of such sale.

8.2      SECTION 116 CLEARANCE CERTIFICATE FOR NON-RESIDENT SHAREHOLDERS.

         For greater clarification and without limiting the generality of
Section 8.1 hereof, each Holder that is a non-resident of Canada for purposes of section 116 of the ITA and to whom the Exchangeable Shares are "taxable Canadian property" and not "excluded property" for purposes of the ITA shall, prior to a disposition of such shares to the Corporation or WCL, deliver a section 116 clearance certificate to the Corporation or WCL, as applicable, failing which the Corporation or WCL will withhold that portion of the proceeds of disposition otherwise deliverable to such Holder sufficient to remit the amount required to the Receiver General for Canada pursuant to the provisions of section 116 of the ITA, and for this purpose may sell or otherwise convert to cash any non-cash property that would otherwise be distributed to such Holder.

                                   ARTICLE 9
                                PARENT SUCCESSORS

9.1      CERTAIN REQUIREMENTS IN RESPECT OF REORGANIZATIONS, ETC.

         WII shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless:

         (a)   such other Person or continuing corporation (the "WII SUCCESSOR")
               (i) by operation of law, becomes bound by the terms and provisions of this

               Agreement or, (ii) if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the WII Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such WII Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of WII under this Agreement, unless the board of directors of WII, in its sole discretion acting reasonably, determines that the Corporation will not require that the WII Successor assume the liabilities and obligations of WII under this Agreement as a condition to such transaction; and

         (b) such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the Holders.

9.2      VESTING OF POWERS IN SUCCESSOR.

         Whenever the conditions of Section 9.1 hereof have been duly observed and performed, the WII Successor and the Corporation shall execute and deliver the supplemental agreement provided for in Section 9.1(a) hereof and thereupon the WII Successor shall possess and from time to time may exercise each and every right and power of WII under this Agreement in the name of WII or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of WII or any officers of WII may be done and performed with like force and effect by the directors or officers of such WII Successor.

9.3      WHOLLY-OWNED SUBSIDIARIES.

         Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of WII with or into WII or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of WII provided that all of the assets of such subsidiary are transferred to WII or another wholly-owned subsidiary of WII. For greater certainty, any such transactions are expressly permitted by this Article 9.

                                   ARTICLE 10
                     AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

10.1     AMENDMENTS, MODIFICATIONS, ETC.

         This Agreement may not be amended or modified except by an agreement in writing executed by the Corporation, WII, WCL and approved by the Holders in accordance with Section 9(b) of the Exchangeable Share Provisions.

10.2     MEETING TO CONSIDER AMENDMENTS.

         The Corporation, at the request of WCL, shall call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of the Corporation, the Exchangeable Share Provisions and all applicable laws.

10.3     CHANGES IN CAPITAL OF WII AND THE CORPORATION.

         At all times after the occurrence of any event described in Section 2.7 or Section 2.8 of the Support Agreement, as a result of which either WII Common Stock or Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which WII Common Stock or Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

                                   ARTICLE 11
                                     GENERAL

11.1     CALL RIGHTS.

         The Liquidation Call Right, the Redemption Call Right, the Retraction Call Right, the Exchange Right, the Exchange Put Right and the Automatic Exchange Rights are hereby agreed, acknowledged and confirmed. WII also hereby confirms and grants to the Corporation and WCL the rights of the Holders to be issued WII Common Stock upon any exchange, redemption, or retraction of the Exchangeable Shares in accordance with the terms of this Agreement or the Exchangeable Share Provisions.

11.2     TERM.

         This Agreement shall continue until the earliest to occur of the following events:


         (a)   no outstanding Exchangeable Shares are held by a Holder; and

         (b) each of the Corporation, WCL and WII elects in writing to terminate this Agreement and such termination is approved by the Holders in accordance with Section 9(b) of the Exchangeable Share Provisions.

11.3     SEVERABILITY.

         If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

11.4     ENUREMENT.

         This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders. The Holders agree and acknowledge that the transfer of the Exchangeable Shares (other than to WCL and any other Subsidiary of WII) is subject to the assignee becoming a party to this Agreement.

11.5     NOTICES.

         All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if mailed by registered mail, postage prepaid, return receipt requested, or by Federal Express or similar overnight delivery service, or if delivered personally, at the following addresses pending the designation of another address in accordance with the provisions hereof:

         (a)      If to WII, the Corporation and/or WCL:

                  Weatherford International, Inc.
                  Suite 600, 515 Post Oak Blvd.
                  Houston, Texas   77027
                  Attention: Burt Martin

                  With a copy to:

                  Fraser Milner Casgrain LLP
                  2900 Manulife Place
                  10180 - 101 Street
                  Edmonton, Alberta   T5J 3V5
                  Attention: Richard Miller

         (b)      If to Jamie, Scott, Lynn and/or Tracey:

                  c/o Peters & Co. Limited
                  2500 First Canadian Centre
                  350 - 7th Avenue SW
                  Calgary, Alberta  T2P 4N1
                  Attention: Ian Bruce

                  With a copy to:

                  Johnston Ming Manning
                  3rd Floor, Royal Bank Building
                  4943 - 50th Street
                  Red Deer, Alberta  T4N 1Y1
                  Attention: David Manning

11.6     NOTICE OF SHAREHOLDERS.

         Any and all notices to be given and any documents to be sent to any Holder may be given or sent to the address of such Holder shown on the register of holders of Exchangeable Shares in any manner permitted by the Exchangeable Share Provisions and shall be deemed to be received (if given or sent in such manner) at the time specified in such Exchangeable Share Provisions, the provisions of which Exchangeable Share Provisions shall apply mutatis mutandis to notices or documents as aforesaid sent to such Holders.

11.7     COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A counterpart delivered by facsimile is hereby deemed to be as effective as a counterpart delivered in original form.

11.8     JURISDICTION.

         This agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

11.9     ATTORNMENT.

         Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and agrees not to seek and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints the Corporation at its registered office in the Province of Alberta as attorney for service of process.

11.10    STAMP OR OTHER TRANSFER TAXES

         Upon any sale of Exchangeable Shares to WCL pursuant to the provisions of this Agreement, the share certificate or certificates representing WII Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing without charge to the Holder of the Exchangeable Shares so sold; provided, however, that such Holder (a) shall pay (and neither WCL nor the Corporation shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder or (b) shall have evidenced to the satisfaction of WCL and the Corporation that such taxes, if any, have been paid.

11.11 DELIVERY OF WII COMMON STOCK

         (a) For greater certainty, whenever the Exchangeable Share Provisions or this Agreement require the Corporation or WCL to deliver, or cause to be delivered, WII Common Stock, the Corporation or WCL shall deliver such WII Common Stock to the appropriate Holder, or such Holder's legal representative.

         (b) Notwithstanding anything else herein contained, any obligation of a party in this Agreement to deliver, or cause to be delivered, WII Common Stock, or any other security, shall be subject to and conditional upon compliance with applicable securities laws.

11.12    ISSUANCE OF WII COMMON STOCK.

         WII hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of WII Common Stock (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit WCL and the Corporation to meet their respective obligations hereunder and under the Exchangeable Share Provisions.

11.13    RULING

         Nothing in this Agreement shall be construed as requiring WCL or the Corporation to deliver WII Common Stock in contravention of any applicable laws. The Corporation shall promptly after the date hereof prepare and file an application for and use commercially reasonable efforts to obtain a ruling from the Alberta Securities Commission pursuant to subsection 116(1) of the Securities Act (Alberta) exempting certain trades (the "TRADES") contemplated by the Exchangeable Share Provisions and this Agreement, (the "TRANSACTION DOCUMENTS") from the prospectus and registration requirements of Alberta securities laws and providing first trade relief in respect of the sale of WII Common Stock, received upon an exchange of the Exchangeable Shares, such that the WII Common Stock may be resold into the United States by the Holders in accordance with the Registration Rights Agreement.

11.14    FURTHER STEPS

         The parties hereto covenant and agree to take all commercially reasonable steps within their power as may be necessary or desirable to facilitate the Trades in the United States and Alberta, including, without limitation, the filing of any document or the taking of any proceeding or obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation, provided that the parties have determined on advice of counsel that such order, ruling or consent may be available. The parties acknowledge that nothing herein shall give rise to an obligation on the part of WII, WCL, or the Corporation to prepare or file a prospectus to qualify any WII Common Stock issuable under the Transaction Documents for issuance to Holders.

         IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be duly executed as of the date first above written.


                                      WEATHERFORD INTERNATIONAL, INC.


                                      Per: /s/ BURT M. MARTIN
                                          ----------------------------------
                                          Burt M. Martin


                                      WEATHERFORD CANADA LTD.


                                      Per: /s/ BURT M. MARTIN
                                          ----------------------------------
                                          Burt M. Martin


                                      WEATHERFORD ER ACQUIRECO INC.


                                      Per: /s/ BURT M. MARTIN
                                          ----------------------------------
                                          Burt M. Martin


                                      /s/ JAMIE E. BILUK
---------------------------------     --------------------------------------
Witness                               JAMIE E. BILUK

                                      /s/ N. SCOTT A. BILUK
---------------------------------     --------------------------------------
Witness                               N. SCOTT A. BILUK

                                      /s/ A. LYNN BILUK
---------------------------------     --------------------------------------
Witness                               A. LYNN BILUK

                                      /s/ TRACEY L. BILUK
---------------------------------     --------------------------------------
Witness                               TRACEY L. BILUK

                                   SCHEDULE A
                             NOTICE OF EXCHANGE PUT

To: Weatherford ER Acquireco Inc. (the "Corporation") and Weatherford Canada Ltd. ("WCL")

         This notice is given pursuant to Article 3 of the attached Exchange Rights Agreement and all capitalized words and expressions have the meanings set forth in the Exchange Rights Agreement.

         The undersigned hereby notifies the parties described above that the undersigned desires to have WCL purchase and exchange in accordance with Article 3 of the Exchange Rights Agreement:

o    all share(s) represented by this certificate; or

o    ___________ share(s) only.

         The undersigned hereby notifies the parties described above that the Exchange Put Date shall be ____________________________________.


NOTE: The Exchange Put Date must be a Business Day and must not be less than ten (10) Business Days after the date upon which this notice is received by the parties described above. In the event that no such Business Day is specified above, the Exchange Put Date shall be deemed to be the tenth (10th) Business Day after the date on which this notice is received by the parties described above.

         The undersigned hereby represents and warrants to WCL that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by WCL free and clear of all liens, claims and encumbrances.



-----------------      --------------------------      ------------------------
    (Date)             (Signature of Shareholder)      (Guarantee of Signature)



[ ] Please check box if the legal or beneficial owner of the Exchangeable Shares is a non-resident of Canada.

[ ] Please check box if the securities and any cheque(s) or other non-cash assets resulting from the purchase and exchange of the Exchangeable Shares are to be held for pick-up by the Holder at the principal office of the Corporation in Nisku, Alberta failing which the securities and any cheque(s) or other non-cash assets will be delivered to the last address of the Holder as it appears on the register by such means as the Corporation deems appropriate.

NOTE: This panel must be completed and this notice, together with such additional documents as WCL may require, must be deposited with WCL at its registered office in Nisku, Alberta. The securities and any cheque(s) or other non-cash assets resulting from the purchase and exchange of the Exchangeable Shares will be issued and registered in, and made payable to, or transferred into, respectively, the name of the shareholder as specified above.


                                     - 23 -